EXHIBIT 16

February 16, 2007

Office of the Chief Accountant

U. S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re:	Media Sciences International, Inc.
SEC File No. 001-16053

Ladies and Gentlemen:

We have read Item 4.01(a) included in the draft Form 8-K, dated February 16, 2007 (copy attached), of Media Sciences International, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ J.H. Cohn LLP
J.H. Cohn LLP